Exhibit 99.2

FOR IMMEDIATE RELEASE	NEWS
April 25, 2007	NASDAQ: UAPH

UAP HOLDING CORP. ANNOUNCES

QUARTERLY DIVIDEND INCREASE OF 20 PERCENT

GREELEY, Colo. – April 25, 2007 – UAP Holding Corp. (Nasdaq: UAPH), the largest independent distributor of agricultural and non-crop inputs in the United States and Canada, today announces that its Board of Directors voted to increase the quarterly dividend rate by 20% from $0.1875 per share to $0.225 per share. The dividend will be payable on June 1, 2007, to stockholders of record as of the close of business on May 15, 2007.

“Last year we successfully closed on eleven acquisitions that we believe will clearly benefit this year. We anticipate improvements in our performance metrics and we are confident in our business model,” said L. Kenny Cordell, UAP Holding Corp.’s chairman, president, and chief executive officer.

About the company

UAP Holding Corp. is the holding company of United Agri Products, Inc., the largest independent distributor of agricultural inputs and professional non-crop products in the United States and Canada. United Agri Products, Inc. markets a comprehensive line of products, including chemicals, fertilizer, and seed to farmers, commercial growers, and regional dealers. United Agri Products also provides a broad array of value-added services, including crop management, biotechnology advisory services, custom fertilizer blending, seed treatment, inventory management, and custom applications of crop inputs. United Agri Products operates a comprehensive network of approximately 370 distribution and storage facilities and three formulation plants, strategically located in major crop-producing areas throughout the United States and Canada. Additional information can be found on the company’s website, www.uap.com.

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995

This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, discussions regarding the company’s liquidity and capital resources. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. These statements are subject to certain risks, uncertainties and assumptions, including risks related to substantial leverage and restrictions contained in its debt agreements, its dependence on rebate programs, and other risks identified and discussed under Item 1A. Risk Factors in the company’s Form 10-K filed with the Securities and Exchange Commission on May 12, 2006 and in the other documents the company files with the Securities and Exchange Commission from time to time.

####

CONTACT

UAP Holding Corp.

Karla J. Kimrey, Vice President, Investor Relations of UAP Holding Corp.

+1-970-356-4400